Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-4 of Alcatel of our report dated December 14, 2005, except for the table in the twenty-third paragraph of Note 1 and Note 11, as to which the date is April 28, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, for the year ended September 30, 2005, which appears in Exhibit 99-1 to Lucent Technologies Inc. and its subsidiaries’ Form 8-K dated May 5, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Florham Park, NJ
August 4, 2006